FOR IMMEDIATE RELEASE

Loudeye Appoints Former Oracle Executive to its Board of Directors

Frank Varasano Brings More Than 30 Years of Industry Experience

Seattle, WA – June 13, 2005 – Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced the appointment of former Oracle Executive Vice President Frank Varasano to Loudeye’s board as an independent outside director.

“Frank is a strong addition to our board and brings a wealth of diverse and relevant experience and insight to Loudeye,” said Anthony Bay, Loudeye’s chairman of the board. “Frank understands the importance of good governance, and what it means to be a trusted provider of mission critical technology to global customers. We look forward to the benefit of his background and expertise as we strengthen Loudeye’s position in the digital media market.”

Mr. Varasano most recently served as Executive Vice President at Oracle Corporation where he was responsible for marketing, sales and consulting to Oracle’s 400 largest product producing clients and was a member of the Executive Committee. Prior to that, Mr. Varasano held several senior management positions during his 25 year tenure at Booz Allen and Hamilton, designing and leading strategic programs for the firm’s largest clients to improve their competitive position. As a Senior Vice President he led the firm’s largest practice (Engineering and Manufacturing), office (New York) and regional profit center (United States). He served on the firm’s Board of Directors and Executive Committee.

“The digital entertainment marketplace is drastically transforming the way consumers purchase and experience their music. Loudeye is a critical player in enabling these consumer facing services and driving the next generation of experiences for consumers in the online and mobile worlds,” said Mr. Varasano. “I look forward to working with the Loudeye board and executive management team in shaping Loudeye’s roadmap for the future.”

Mr. Varasano holds a B.S. Degree from the United States Naval Academy, and a Master’s in Business Administration from Harvard Business School. He also served as an officer aboard the USS Patrick Henry, a nuclear submarine.

About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

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Contacts:
Media/Public Relations (U.S):
Karen DeMarco, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com

Media/Public Relations (Europe):
Chris Owen, Trimedia Communications UK for Loudeye, +44 (0)207 471 6851, chris.owen@trimediauk.com

Investor Relations:
Michael Dougherty, 206.832.4000, ir@loudeye.com